NBO Systems, Inc.

Exhibit 10.9

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE INDICATED BY THREE ASTERISKS ENCLOSED BY BRACKETS AND UNDERLINED. THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONTRACT SERVICES AGREEMENT

This CONTRACT SERVICES AGREEMENT (this "Agreement") is entered into effective as of October 14, 2003 (the "Effective Date") by and between NBO Systems, Inc., a Maryland Corporation ("NBO"), with its principal place of business at 3676 W. California Avenue, Building D, Salt Lake City, Utah 84104, and Glimcher Properties Limited Partnership ("Customer"), with an address of 150 East Gay Street, Columbus, OH 43215. NBO and Customer are sometimes each referred to herein as a "Party" and collectively the, "Parties."

RECITALS:

        A.        NBO is in the business of developing, marketing, owning and operating remote distribution and processing systems for gift cards, gift certificates, gift rights, vouchers, and other instruments allowing the giving of a right to receive a credit toward the purchase of merchandise (collectively "Mall Gift Cards").

        B.        Customer is in the business of owning, operating and managing the marketplace center(s) as defined in Addendum C (the "Property" or "Properties").

        C.        The Parties desire to enter into a relationship whereby NBO will make available to and install distribution counter top unit(s) ("CTU") with related network components that allow Customer to sell Gift Cards/Certificates from the Property Iocation(s) as stated herein and also allows NBO to accept, fulfill and distribute card orders placed online via the Internet and telephonically via NBO's toll -free Call Center service (collectively, the "System"), as further described in this Agreement.

        NOW, THEREFORE, In consideration of the premises set forth above, the mutual promises, covenants, agreements and benefits set forth herein below, and for other good and valuable consideration, the Parties agree as follows:

1.        RIGHTS AND OBLIGATIONS OF CUSTOMER.

        a.        Distribution. Customer hereby grants to NBO the exclusive right to offer and issue Mall Gift Cards/certificates (the "Mall Gift Cards" or "Cards") which may be used at all participating retail establishments located at the Property through the System (the "Mall Gift Card Program ") and grants to NBO a license to install the System at the Property for the Term (defined below) and as further described in this Agreement. During the Term, NBO will also have the exclusive right to issue Cards for orders placed through the Internet and the telephone to individual and corporate customers as described herein. Nothing contained herein shall limit the right of Customer's tenants of the Property to issue gift cards, certificates or any similar vouchers to be used for redemption at their own respective stores.

        b.        Utility Access and Service. Customer accepts full responsibility to provide the facilities necessary to enable and maintain the System's electricity; network connectivity and telecommunication service (the "Utility Services") required for System operation, as specified in Addendum A, Item 1, attached hereto. The installation of such services will be at a distribution location to be mutually agreed upon as stated herein and all associated on-going expenses are the responsibility of the Customer as specified in Addendum A, Item 1. Such installation shall include coordination with NBO as specified in Addendum A, Item 1.

        c.        System Hardware and Software. Upon NBO's receipt of full payment for the System hardware received and installed at the Property, the CTU will become the property of the Customer as described in Addendum A, Item 2. Customer understands and agrees that although the System hardware and components may be owned by them, this ownership does not extend Customer any right or ability to install any other software on the System throughout the Term of this agreement, or any

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extensions thereafter, that is not provided by and/or authorized in writing by NBO. NBO is and shall be the sole owner of the trade name "NBO", "The Gift Certificate Company", "The Gift Card Company", and all other trade names, trademarks and copyrights used now or in the future in connection with the System. NBO retains all rights to the System software it has developed and provided to Customer. Software supplied by NBO may not be copied, sold or used except as authorized by NBO and Customer acknowledges that NBO hardware is designed exclusively for the Mall Gift Card software as stated above. NBO hereby grants Customer a license to use the System software for the Term hereof and in the event of a default by NBO, for a period not to exceed an additional one hundred eighty (180) days.

        d.        Installation and Maintenance. Expenses relating to the installation and maintenance of System hardware are described in Addendum A, Item 3. Customer shall endeavor to notify NBO, or its designated service agent, of any malfunction of or damage to the System, within twenty-four (24) hours of Customer becoming aware of the problem. Customer must first attempt to notify NBO of any problem requiring assistance. Customer's personnel shall cooperate with NBO in performing periodic maintenance and diagnostic procedures on the System's hardware and/or software components to determine if and when any periodic or preventative maintenance may be required.

        e.        Relocation. At anytime during the Term of this Agreement, Customer shall have the right to relocate the CTU to another location in the Property and agrees to provide NBO a minimum of thirty (30) days advance written notice of intent to do so. In that event, Customer shall, at their expense, bring the necessary utilities per Addendum A, Item 1 to the relocation area. NBO shall provide the technical telephone support to assure that the System is functioning properly following the relocation. Customer shall reimburse NBO for any/all reasonable out-of-pocket expenses incurred by NBO or NBO's designated service organization, relating to the relocation of the System and any payment due NBO is payable upon thirty (30) days following receipt of invoice from NBO

        f.        Internet/Website. At Customer's request, NBC) shall cooperate in designing and implementing a "shopping cart" that allows visitors access to Customers and/or NBO's websites, for the purpose of purchasing Cards online via the Internet. Customer shall provide NBO with contact information of Customer's website administrators in order to complete all programming requirements and all Customer expenses associated with this process are described in Addendum A, Item 4.

        g.        Training and Property Set-Up. Throughout the term of this Agreement, Customer agrees to maintain adequately trained Property personnel to assist appropriate users in the operation of the System for Card purchases at the Property. NBO will provide any required on-site training at a cost as specified in Addendum A, Item 5 and initial and on-going training and support conducted on the telephone will be provided to Customer at no cost, throughout the term of the Agreement.

        h.        Advertising. Customer agrees to provide promotional and advertising support of the Cards at the Property for consumers, tenants, prospective tenants, and corporate customers. Any expenses associated with such advertising and promotion will be at the sole expense of Customer unless otherwise agreed upon in writing. Any Mall Gift Card advertising and promotion containing reference to VISA requires written approval from NBO prior to implementation by Customer. NBO agrees that dual or cross marketing opportunities with Customer may be available, and said opportunities will be mutually defined and agreed upon by both Parties by separate written Agreement.

        i.        Software Licensing Fee. NBO shall be the exclusive provider of all software to be used in the operation of the System and any fees associated with the use of such software, including maintenance and upgrades, will be at a charge to the Customer as specified in Addendum A, Item 6.

        j.        Mall Gift Cards and Packaging. NBO shall provide the Cards and Packaging at a cost to Customer as specified in Addendum A, Item 7.

        k.        Inventory. Customer shall provide the on-site personnel necessary to periodically monitor the inventory of Card stock, report to NBO as requested by NBO on such inventory levels, and

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restock/secure the Card stock in compliance with NBO instructions on Card security.

        l.        Gift Card Fees and Expenses. Customer acknowledges and agrees to all Administrative and non-use fees ("Admin Fees" charged monthly on cards that retain a balance after a specified period of time from date of purchase until expiration), and any other fees and expenses required for the operation, distribution and management of Cards are described in Addendum A, Item 8. My fees and expenses charged to the holder of the Card, that may affect Card balances, are in accordance with the Terms and Conditions provided with each Card purchased from Customer and NBO.

        m.        Financial Responsibility. Customer accepts full financial responsibility for the collection of all funds associated with the issuance of Cards sold at the Property (the "Customer Sales"). At the conclusion of each business day, Customer shall ensure that funds equal to the dollar amount of Cards sold in such business day are deposited to the account described in Addendum B, Item 1, whether by cash, check, credit or debit card. In the event that NBO determines that there is a shortage with respect to the Customer Sales, NBO shall provide immediate notification thereof to Customer's designee. In the event of a shortage, whether discovered by Customer or NBO, Customer shall deposit the shortage amount relating to Customer Sales within five (5) calendar days following the discovery of the shortage. Customer accepts full financial responsibility to assure good funds for cash or check transactions, and for any fraud, toss, or charge backs on credit/debit cards processed at the Property. Customer may request guidance from NBO to assist in minimizing the likelihood of charge backs but Customer retains responsibility to ensure Property management and personnel are adequately trained to minimize exposure. Customer shall reimburse NBO for any credit/debit card charge backs, returned checks, and any associated bank fees relating to Card sales at the Property within five (5) calendar days of notification of such event. Customer is not responsible for overdrafts created by NBO's debiting of Customer's local mall depository bank account.

        n.        Credit/Debit Card Fees. Customer agrees to reimburse NBO for all credit/debit card transaction fees associated with the issuance of Cards to include all Cards sold at the Property by the Customer and/or those sold via the Internet or Call Center by NBO. NBO shall invoice all associated credit/debit card transaction fees to Customer as described in Addendum A, Item 10.

        o.        Extraneous Card Usage. Customer acknowledges and understands the Mall Gift Card is built on an open VISA platform, and that some portion of the value of some Cards will be redeemed outside the Property.

        p.        Bank Processing. Customer and NBO acknowledge and agree that NBO is responsible for all bank fees/charges described in Addendum B associated with the processing of the Cards, excluding the Credit/Debit Card Fees as described in Section In of this Agreement, and the type of instrument used, as described in Addendum B.

        q.        Consumer Convenience Fees. All Consumer Convenience Fees to be charged for Card purchases at the time of sale are described in Addendum A, Item 11.

        r.        Internet and Call Center Charges. Customer acknowledges and agrees with NBO fees associated to the issuance, processing, handling and shipping of Internet or Call Center orders fulfilled by NBO, as described in Addendum A, Item 12.

        s.        Termination Fees. Customer acknowledges and agrees to Termination Fees as described in Addendum A, Item 13.

2. RIGHTS AND OBLIGATIONS OF NBO.

        a.        The System. Except as otherwise set forth in this Agreement, NBO shall assist the Customer in the installation of the System at the Property as described in Addendum A, Item 1 and

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Customer shall use the System exclusively for the issuance of Cards and for no other purpose whatsoever. The System and related software are designed to accept all forms of payment used for Card purchases to include cash, check and credit/debit cards.

        b.        Competing Installations. Customer acknowledges and agrees that NBO has the right to enter into agreements the same as, or similar to, this Agreement, with other companies who may own or manage competing retail establishments or malls in the geographic vicinity of the Property. This may include the installation of an NBO System used for the purpose of the issuance of NBO gift certificates, Gift Cards or other similar type instruments as those made available to Customer by NBO.

        c.        Maintenance. Throughout the Term of this Agreement, NBO shall provide all necessary support required to maintain operation of the System as described throughout this Agreement and as described in Addendum A, Item 3.

        d.        Training. Throughout the term of this Agreement, NBO shall provide System operation training to Property management personnel as described in Addendum A, Item 5. Upon said NBO training, Customer will assure all Property employees involved in the issuance of the Cards are adequately trained at all times.

        e.        Advertising. NBO may use Customer's name and/or the name of the Property In any sales and marketing advertising or promotion of the relationship between the parties, without Customer approval; however, any mass media advertisements or promotions using Customers name, logos or proprietary trademarks of Customer shall require prior Customer approval, which shall not be unreasonably withheld. NBO agrees that dual or cross marketing opportunities with Customer may be available, and said opportunities will be mutually defined and agreed upon by both Parties by separate written Agreement.

        f.        Mall Gift Cards; All Gift Cards sold as per the terms of this Agreement can be used to purchase merchandise or services from any participating retail merchant within the Property. The Customer shall have no financial obligation under the Mall Gift Card program to make any payments to merchants, purchasers, or holders of the Mall Gift Cards. It is NBO's obligation to pay to` appropriate participating merchants all or a portion of the purchase price of merchandise or services, depending upon the amount of the purchase made and the balance of available funds to be deducted from the Card balance remaining at time of purchase. All Cards issued by the Customer or by NBO shall include Terms and Conditions containing some or all of the following language, which is incorporated into this contract by reference:

"The Terms and Conditions are a contract between the holder, NBO, the processing  network and the Customer. When presented to a participating merchant for the purchase of merchandise and/or services, NBO has the obligation to pay the merchant all or part of  the purchase price, to the extent of the remaining value of the Mall Gift Card. The remaining value is equal to the purchase price of the Mall Gift Card, less any previously used amounts, less any fees or charges deducted from the card balance by NBO as detailed In the Terms and Conditions accompanying the Card at time of purchase".

The following disclosures shall be prominently printed/displayed on the Mall Gift Card or the Terms and Conditions provided with each Gift Card purchased:

  Mall Gift Card is not redeemable for cash.

  Subject to Expiration except where prohibited by law.

        g.        Mall Gift Cards and Packaging. All information relating to Customer expenses associated to Gift Card and Packaging is described in Addendum A, Item 7.

        h.        Card Redemption. Merchant must accept VISA Credit or signature debit cards as a form of payment for merchandise or services in order to participate in the Mall Gift Card program. NBO

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shall have no obligation to Customer for Cards redeemed outside the Property.

        i.        Mall Gift Card Payments. The Mall Gift Cards shall be in the form and of materials specified by NBO and associated processing partners as described in Addendum A, Item 7. All Cards purchased will include Terms and Conditions that apply to use of the Card, and upon use, Card Holder is acknowledging and accepting the Terms and Conditions disclosed. Cards may be used in whole or in part, for purchasing merchandise or services, up to the amount of the purchase price or amount of available balance remaining on the Card at that time. NBO guarantees payment to the merchant as per the terms of this Agreement, if Merchant follows the redemption procedures provided by NBO and/or VISA USA. Such procedures shall be governed by processing and/or Card issuer regulations.

        j.        Reporting. Within twenty (20) days of the end of each month, NBO shall provide Customer with a Property Gift Card report showing the volume of Mall Gift Cards issued during the preceding month.. The Property's Mall Gift Card report shall indicate the entire volume of Mall Gift Cards issued, and shall have a summary of Cards issued at the Property, via the Internet or through NBO's call center and will also detail types of payments used. Additional reports and detail not provided by NBO as per the terms of this Agreement may be available to Customer at a fee as described in Addendum A, Item 14.

        k.        Consumer Convenience Fees. NBO Consumer Convenience fees charged for Card purchases are described in Addendum A, Item 11

        l.        Internet and Call Center Charges. NBO shall provide processing, fulfillment, handling and shipping of all Card orders that are initiated through the Internet and NBO's call center as described in Addendum A, item 12.

        m.       Unused Mall Gift Cards. NBO shall be responsible for and shall cause compliance with all existing applicable abandoned property or escheat laws (the "Escheat Laws"). NBO shall charge Admin Fees as described in Addendum A, Item 9 upon Cards and Accounts, except as prohibited by law. NBO shall and does hereby indemnify Customer and hold Customer harmless and, at Customer's option, will defend it from and against any and all claims, actions, costs, damages, expenses (including attorneys' and other professional fees), judgments, settlement payments, fines and liabilities incurred or suffered by Customer in connection with any failure by NBO to account for and pay over to any governmental authority any amount which escheats to any such governmental authority or which such governmental authority claims escheats to it in connection with the issuance of Mall Gift Cards. Customer shall notify NBC) of such claims Customer receives from any such governmental authority. NBO shall have the right to contest such claims, and Customer agrees to cooperate with and assist NBO, at NBO's expense, in minimizing and/or defending against such claims. All funds corresponding to unused or unusable Cards (subject to compliance with all existing applicable Escheat laws), Admin Fees, Expiration Fees, breakage and/or estimated breakage shall belong solely to and may be used by NBO as fees for services upon issuance of the Card. NBO's obligations and rights pursuant to this subsection shall survive any termination of this Agreement.

        n.        Management of Depository and Related Accounts. Certain depository and other accounts shall be established by NBO as described in Addendum B attached hereto.

        o.        Financial Responsibility. NBO accepts full financial responsibility for the collection of all funds associated with the issuance of Cards sold via the Internet or through NBO's call center (the "NBO Sales"). At the conclusion of each business day, NBC) shall ensure that the amounts associated with NBO Card sales for that specific day are collected and deposited In the appropriate account(s) as per Addendum B, and that they correspond to the value of such Cards issued for that specific day. In the event of a shortage, whether discovered by Customer or NBO, NBO shall deposit the shortage amount relating to NBC) Sales within five (5) calendar days following the discovery of the shortage. NBO accepts full financial responsibility for fraud/charge backs for credit/debit cards processed via the Internet and NBO's call center. NBO shall reimburse any credit/debit card charge-backs, returned checks, and any associated bank fees relating to Card sales via the Internet and NBO's call center

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within five (5) calendar days of notification of such event.

        p.        Billing. NBO agrees that all bills or invoices to be issued by NBO to Customer shall be issued to Customer's address as shown in the first sentence of this Agreement, or such other address designated by customer in writing to NBO.

        q.        Insurance; Indemnity. NBO shall indemnify Customer and save it harmless for, from and against any and all claims, actions, damages, liabilities and expenses (including attorneys' and other professional fees) suffered by Customer in connection with: (i) damage to property or the environment suffered by third parties occasioned wholly or in part by any gross negligent act or gross negligent omission of NBO, its agents, contractors, invitees or employees and (ii) the misappropriation or other loss of any funds held in any of the accounts described in Addendum B to the extent such misappropriation or other loss was occasioned by any gross negligent act or gross negligent omission of NBO, its agents, contractors or employees. This indemnity shall survive any termination of this Agreement with respect to any incident occurring during the Term. At all times on and after the date of this Agreement, NBO will carry and maintain, at its expense, a non-deductible (i) commercial general liability insurance policy, including insurance against assumed or contractual liability under this Agreement to afford protection with respect to property damage of not less than One Million Dollars ($1,000,000.00) per occurrence combined single limit and Two Million Dollars ($2,000,000.00) general aggregate; (ii) all-risks property and casualty insurance policy, including NBO employee theft, written at replacement cost value and with replacement cost endorsement, covering all personal property of NBO located at the Property, including without limitation, all elements of the System and (iii) if and to the extent required by law, worker's compensation insurance policy, or similar insurance in form and amounts required by law. Insurance maintained by NBO shall contain coverage for NBO employee theft, premises, transit, and depositor's forgery with respect to money and securities with a limit of not less than One Million Dollars ($1,000,000.00). NBO and Customer agree that any proceeds of the Policy relating to funds associated with the Customer's Mail Gift Cards shall be deposited into an account so as to cover Customer's outstanding Mall Gift Cards. Commercial general liability and all risks property and casualty insurance policies evidencing such insurance shall be non-contributory. The Policy shall contain a provision by which the insurer agrees that such policy shall not be canceled, materially changed or not renewed without at least thirty (30) days' advance notice to Customer at the Property management office and with a copy to the address listed in the first paragraph of this Agreement, Attention: Risk Manager, by certified mail, return receipt requested. A copy of such policies, or certificates thereof, shall be delivered to Customer upon request. Neither Customer nor NBO shall be liable to the other Party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property or any resulting loss of income or losses under worker's compensation laws even though such loss or damage might have been occasioned by the negligence of such Party, its agents or employees. The provisions of this paragraph shall not limit the indemnification for liability to third parties contained in the preceding paragraph.

        r.        Laws Compliance. NBO shall use its best efforts to maintain compliance of all federal, state, regional, county, municipal and other governmental statutes, laws, rules, orders, regulations and ordinances applicable to the Customers Mall Gift Card Program, including, but not limited to, applicable escheat statutes.

3. AGREEMENT TERM; TERMINATION.

        a.        Term. The "Term" of this Agreement shall commence as of the Effective Date and shall terminate three (3) years from the Effective Date, unless earlier terminated in accordance with the provisions of Section 3b or Section 5 below. Any extension or Amendments to this Agreement shall only be effective upon written agreement of the Parties.

        b.        Customer Early Termination Right. Not withstanding anything to the contrary set forth herein, NBO and Customer hereby agree that Customer shall the have the right, not sooner than January 1, 2005, to be exercised in Customer's sole discretion, to terminate this Agreement ninety (90)

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days after delivery of written notice to NBO of such intent to terminate. Such early termination by Customer shall be in accordance with the provisions of Addendum A, Item 13.

        c.        Termination. Upon the termination of this Agreement, NBO and Customer shall no longer issue Mall Gift Cards for the Property through the System. Outstanding Cards in circulation shall continue to be processed normally per Card Association rules. NBO shall continue to process previously issued Mall Gift Cards until the expiration date of the last Mall Gift Card issued. Fees associated with the early termination of this Agreement are described in Addendum A, Item 13. Customer shall account for and return to NBO, at Customer expense, all unused Card and Packaging stock and upon receipt by NBO, all returned stock that is specific to Customer's Property will be destroyed. In any event, NBO shall continue to collect all interest, fees and proceeds from the Card program until all issued Cards expire or until all Card Accounts have a zero balance.

4. ASSIGNMENT.

        a.        Assignment by Customer. Customer may delegate, assign, transfer or encumber its rights, duties, interests or obligations under this Agreement to any subsidiary or affiliate of Customer or to any person or entity which acquires (The Acquirer") the Property, with no obligation to obtain NBO's consent thereto . No such transfer or assignment of this Agreement shall constitute a termination of this Agreement. All terms and covenants of this Agreement shall survive such assignment and are enforceable upon the Acquirer. This Agreement is personal to Customer and NBO and is not binding upon or run with the Property. In the event Customer transfers its interest in any portion of the Property to a person or entity that is not a subsidiary or affiliate of Customer, this Agreement shall automatically terminate as to such affected Property.

        b.        Assignment by NBO. NBO may delegate, assign, transfer or encumber its rights, duties, interests or obligations under this Agreement (each an "Assignment") with written authorization from Customer. Customer agrees that it will not unreasonably withhold its consent to a proposed Assignment, provided the proposed transferee: (i) possesses qualifications equivalent to those of NBO to operate the business operated by NBO and shall have demonstrated recognized experience in successfully operating such a business, including, without limitation, experience in successfully operating a similar quality business in a first-class shopping center; (ii) will not adversely affect the quality and type of business operation which NBO has conducted theretofore; (iii) will continue to operate the business in the same manner as NBO and pursuant to all provisions of this Agreement; and (iv) assumes in writing, in a form acceptable to Customer, all of NBO's obligations hereunder, and NBO shall provide Customer with a copy of such document.

5. DEFAULT AND TERMINATION. The following events shall constitute an "Event of Default":

        a.        Bankruptcy. The adjudication of either Party as being bankrupt, insolvent or unable to pay its debts and obligations as they become due, or if either Party places any of its property or assets in liquidation for the purpose of meeting claims of its creditors, or a trustee or receiver is appointed. If any such adjudication is involuntary, it shall not be an Event of Default hereunder if such Party is seeking to have the adjudication dismissed and in fact causes it to be dismissed within sixty (60) days thereof.

        b.        Failure to Perform. The failure of either Party to perform or fulfill at the time and in the manner herein provided any material duty, obligation or condition required to be performed or fulfilled by that Party hereunder; provided, however, that the non-performing Party shall have been given ten (10) days written notice if such non-performance is the non-payment of money and thirty (30) days' prior written notice for any other non-performance, specifying the non-performance or non- fulfillment that it is charged with having committed and shall have failed to cure such non-performance or non-fulfillment within such ten (10) day or thirty (30) day period, as the case may be; provided, however, in the event of a non-monetary non-performance or non-fulfillment, there shall not be an Event of Default hereunder if the defaulting Party shall be diligently pursuing the curing of such non- performance and in fact completes the cure within sixty (60) days from the date of the notice.

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Upon the occurrence of an Event of Default, the non-defaulting Party shall have the right to terminate this Agreement upon thirty (30) days written notice to the other Party. If this Agreement is terminated pursuant to this Section, the defaulting Party nevertheless shall remain liable for all damages which may be due or sustained by the non-defaulting Party, including, but not limited to, reasonable attorneys' fees, costs and expenses incurred by the non-defaulting Party in pursuit of its remedies hereunder, as well as Termination Fees as described in Addendum A, Item 13.

6. MISCELLANEOUS PROVISIONS.

        a.        Applicable Law. All matters pertaining to the validity, performance, construction or effect of this Agreement, and the legal relations between the Parties, shall be governed by and construed in accordance with the laws of the State of Maryland applicable to agreements made and wholly to be performed in said State without regard to principles of conflicts of law. Any disputes arising under this Agreement or the transactions contemplated hereunder shall be resolved in the state and federal courts residing in Columbus, Ohio.

        b.        Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either of the Parties that is not embodied in this Agreement, and neither of the Parties shall be bound by or be liable for any alleged representation, promise, inducement or statement of intention that is not specifically set forth in or referred to herein.

        c.        No Joint Venture. NBO and Customer are independent contractors. No agency, partnership, joint venture or employee-employer relationship is intended or created by this Agreement, and neither party shall hold itself out in a manner that would indicate any such relationship exists in any matter, including but not limited to, advertising.

        d.        Notice. Any notice or other communication required or permitted to be given hereunder shall be effective upon receipt by the intended recipient at the address indicated in the introductory paragraph above (or such other address as either Party shall provide to the other Party by one of the means set forth herein below). Receipt shall be deemed to have occurred upon the earlier of (a) the date of actual receipt by the intended Party by registered mail, (b) five (5) days after such notice is deposited in the United States mail, certified or registered, postage prepaid and properly addressed, (c) the date such notice is sent to the other Party by telecopy (with receipt confirmation), provided such notice is promptly provided to the other Party by United States mail, certified or registered, postage prepaid and properly addressed, or (d) one (1) business day after such notice is deposited with a recognized overnight courier service with instructions for overnight delivery.

        e.        Force Majeure. Neither Party shall be responsible to the other Party for non- performance or delay in performance of any of the terms, duties, obligations or conditions contained in this Agreement due to acts of God, acts of governments, wars, riots, strikes, accidents or other causes beyond the control of the Parties. In no event shall financial inability excuse a Party's performance hereunder.

        f.        Confidentiality. The Parties agree that the contents and existence of this Agreement shall be considered confidential and shall not be disclosed to any third person or entity by either Party except with the prior written approval of the other Party or upon the order of a court of competent jurisdiction.

        g.        Severability. In the event that any provision hereof shall be deemed in violation of any applicable law, rule or regulation, or held to be invalid by any court in which this Agreement shall be interpreted, the violation or invalidity of any particular provision hereof shall not be deemed to affect any other provision hereof, but this Agreement shall be thereafter interpreted as though the particular

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provision so held to be in violation or invalid were not contained herein.

        h.        Miscellaneous. The above Recitals and all Attachments attached hereto are deemed to have been incorporated herein by reference. Notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty in this Agreement shall not be construed against either Party based upon authorship of any of the provisions hereof.

        IN WITNESS WHEREOF, the Parties have entered into this Agreement effective as of the Effective Date.

CUSTOMER:	NBO Systems, Inc.:
Glimcher Properties Limited Partnership

By: /s/ William G. Cornely	By: /s/ Christopher Foley
Name	Christopher Foley
Exec V.P.	Chief Financial Officer
Title

Date: 10/21/03	Date: 10/31/03

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ADDENDUM A

THIS ADDENDUM IS A PART OF THE CONTRACT SERVICES AGREEMENT DATED AS OF THE EFFECTIVE DATE FIRST REFERENCED HEREIN BY AND BETWEEN NBO SYSTEMS, INC. ("NBO") AND GLIMCHER PROPERTIES LIMITED PARTNERSHIP, ("CUSTOMER").

        1.        UTILITY ACCESS and SERVICE.

        a.        Customer shall ensure the power specification is available at the Counter Top Unit(s) ("CTU") location(s) prior to the installation of the System hardware. NBO shall not ship System hardware to Property until such utility access and service specifications, as described in this paragraph, are completed by Customer and confirmed by NBO. Anticipated completion date of said specifications and services by Customer is __________________________, 2003.

        b.        Customer shall provide a site installation plan outlining specific locations for placement, power, and connectivity to the CTU and shall provide this to NBO prior to installation.

        c.        The power requirement for installation at each CTU location is a dedicated 110 Volt, 15-amp circuit; either wall or floor mounted, and must be within five feet of the installation location.

        d.        The CTU requires installation of a Cat 5E cable between the CTU location and the hub/internet/frame relay connection location and cannot exceed a maximum of three hundred (300) cable feet.

        e.        Customer shall ensure that all System hardware to be stored in an enclosed space has appropriate ventilation.

        f.        Customer shall ensure the System hardware is installed in a secure location.

        g.        The Customer is responsible for the initial installation and on-going monthly costs of the System connectivity to NBO.

        h.        Each CTU must have telecommunication in the form of Frame Relay, DSL, or other dedicated line (meaning "always on" Internet connection). If the Internet connection is shared with other users, Customer may be required to increase bandwidth to ensure reliable communication between each CTU location and NBO. Dial-up connections do not provide reliable service and are not recommended by NBO.

        i.        Customer shall establish an Internet account with a local Internet Services Provider ("ISP"), and shall provide the account name, password and local contact number of said account to NBO upon acquisition. Customer is responsible for all costs associated with the installation, the connection and the Internet account at the local ISP. Customer may contract this ISP connection through NBO on a monthly basis [ * * * ], payable by Customer to NBO upon receipt of invoice from NBO.

        j.        Remote locations may not provide required local Points of Presence, and in such cases where NBO incurs long distance charges, Customer shall reimburse NBO for such charges, plus a processing fee, upon receipt of invoice from NBO.

2. SYSTEM HARDWARE.

Customer shall pay. [ * * * ], except where Termination Fees apply in accordance with Addendum A, Section 13, for each CTU to be installed at the Property. The System hardware remains the property of NBO.

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3. INSTALLATION and MAINTENANCE.

        NBO shall provide all necessary technical services required, excluding remodeling costs or other required construction or modifications, to install the CTU at the designated location. During the Term hereof, NBO shall use its best efforts to provide for the maintenance and repair of System hardware (for all events not as a result of Customer negligence or damage) within twenty-four (24) hours of Customer's request therefore, subject to NBO designated service organization availability. Upon the expiration or earlier termination of this agreement, all maintenance, repair and removal expenses of the System hardware are the responsibility of the Customer and any NBO assistance for such services will be invoiced to Customer and must be paid upon receipt of invoice from NBO.

4. INTERNET/WEBSITE.

        Throughout the term of this Agreement, programming costs, set-up fees and on-going monthly software fees required to insert and maintain the NBO shopping cart on Customer's website, [ * * * ] Customer is responsible for providing an accessible website designed to accommodate HTML frames and Cascading Style Sheets prior to shopping cart integration.

5. TRAINING AND PROPERTY SET-UP.

        All activities and expenses associated with a one-time NBO on-site training of Property personnel, creation of the Property database and the building of the required retail merchant inclusion tables are provided for the cost of [ * * * ] payable by customer. All additional supplemental on-site training sessions are available to Customer at Customers expense, unless otherwise agreed upon in writing.

6. SOFTWARE LICENSING FEE.

        The use of NBO proprietary software for the System, including maintenance and upgrades, is provided at [ * * * ] to Customer.

7. MALL GIFT CARDS AND PACKAGING.

        a.        NBO will provide a standard NBO Mall Gift Card and Packaging Design to Customer, as defined in this paragraph 7, at [ * * * ] to Customer. NBO retains all rights to change the standard NBO Mall Gift Card and Packaging Design from time to time as may be required. Any customized designs requested by Customer will be billed to Customer as defined in 7.f. and 7.g. below.

        b.        Cards shall be of standard credit card size and thickness shall include no more than 4 colors on the face of the card, 1 color on the back of the card, a magnetic stripe and signature panel on the back and must conform to VISA specifications.

        c.        A Card Carrier ("Carrier" or "Packaging") shall be supplied with each Card sold, at the time of the sale, and shall include the Terms and Conditions of the program.

        d.        Customer agrees to pay for all Card and Card Carrier shipping and handling charges, which must be paid within thirty (30) days following receipt of invoice from NBO. Shipping and handling charges are based on actual Fed-Ex (or similar traceable delivery services) rates from Salt Lake City, Utah to individual properties and will vary by class of service, size and weight.

        e.        Subject to Section 2.q of the Agreement, Customer has full responsibility, financial and otherwise, for all losses associated to lost, stolen or fraudulent activity of Cards and Carriers entrusted to Customer.

        f.        If Customer chooses one of the NBO standard gift card designs, there will not be a design fee. If Customer requests a custom Card design, a design fee of not less than [ * * * ] will be paid to NBO before any design work is initiated by NBO. Complex designs may incur an additional fee, and any additional fee in

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excess of the [ * * * ] will be agreed upon between the parties before additional expenses are incurred. Design fees will apply each time a Custom design is changed.

        g.        If Customer chooses to use a custom Card, Customer agrees to reimburse NBO for the difference between the allowable cost of a standard design and the cost of the custom Card design. Any price differences between standard Cards and custom Cards will be agreed upon in writing prior to card production, and Customer will reimburse NBO within thirty (30) days following receipt of invoice.

        h.        NBO shall be responsible for monitoring Customer Card sales at the Properties and replenishment of Card inventory to ensure Customer has adequate Card inventory on hand at all times and receives said Card inventory in a timely manner. NBO shall use best efforts to avoid overstock conditions at the Properties. NBO shall strive to maintain no more than six (6) weeks inventory on hand at the Property at any time. Customer hereby indemnifies NBO for significant fluctuations in Card inventory due to unforeseen events, or events out of the control of Customer and/or NBO.

        i.        NBO hereby represents and warrants that all cards delivered to Customer for sale at the Properties shall be delivered with a minimum of thirteen (13) months, and a maximum of eighteen (18) months remaining until the stated expiration date on the face of the Card. NBO hereby further represents, due to the functionality of NBO proprietary software, that no Card shall have the ability to be activated with less than twelve (12) months remaining to the stated expiration date listed on the face of the Card.

        j.        Customer shall be solely responsible for the physical Card inventory for all circumstances whatsoever after shipment from HBO. Customer shall maintain a FIFO (first in, first out) inventory turnover method for Cards after receipt from NBO, subject to expiration conditions as defined in this Addendum Section 9.c.

        k.        The minimum Card face value denomination sold by Customer or NBO shall be [ * * * ] [ * * * ] dollars unless mutually agreed upon in writing by NBO and Customer.

8. PROPERTY ANNUAL SALES INCENTIVE VOLUME {PASIV).

Customer has represented to NBO that the Property Annual Sales Incentive Volume (PASIV) to be used as the basis for certain economic conditions stated herein is [ * * * ] in Card face value sold per year. Based on this representation by Customer, NBO has agreed to pay Customer the following rebate on all Cards sold at the Property by Customer, and all Cards sold by NBO via the Internet and Call Center:

        1.        If the PASIV reaches or exceeds [ * * * ] in Card face value sold, NBO will rebate an amount equal to [ * * * ] per Card on all Cards sold.

        2.        If the PASIV is below [ * * * ] in Card face value sold, the following rebates or fees will apply:

[ * * * ]

The dates used in determining the PASIV will be on an annual calendar basis (January 1 through December 31). Any partial year Card sales will be paid a rebate based on the projected annualized volume obtained during the said partial year per the following example calculation. The calculation of

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projected annualized volume for partial year sales will utilize NBO historical monthly sales percentages as follows:

[ * * * ]

The PASIV calculations will not include any Cards returned, voided, refunded, etc.

All Rebates are to be paid [ * * * th * * * ]

Based on the PASIV represented above, NBO shall pay the fees associated to the Card Initial Load and Activation Fee (" ILAF") and the Card Account on File Fee ("AFF") on all Cards sold by Customer or by NBO.

9. ADMINISTRATIVE (ADMIN) FEES AND EXPIRATION TERMS.

        a.        Beginning the seventh month from date of Card purchase, and every month thereafter, all Cards or Mall Gift Card Accounts ("Accounts") will be assessed a non-refundable Admin Fee of $2.50 per Card/Account until such time that the Card/Account balance is Zero or until Expiration of the Card, as disclosed in the Terms and Conditions (except where prohibited by law). No Administrative Fee shall be assessed during the first 6 months.

        b.        The Card expiration date is determined at the time of the Card encoding process and will be indicated on the face of each Card. The Card will expire on that date, however, the associated Account mayor may not, as determined by applicable laws.

        c.        Cards shall expire no more than eighteen (18) months from the date of Account creation and shall not be extended. Cards that have less than one (1) year remaining before expiration cannot be sold by Customer or NBO, under any conditions whatsoever. NBO hereby represents, due to the functionality of NBO proprietary software, that no Card shall have the ability to be activated with less than twelve (12) months remaining to the stated expiration date listed on the face of the Card. All costs associated with expired, obsolete and un-sellable Cards are the responsibility of Customer,

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excluding Cards delivered to Customer with less than twelve (12) months to the stated expiration date listed on the face of the Card. In such exclusionary case, Customer shall return said un-sellable Cards to NBO at NBO expense. Otherwise, expired, obsolete or un-sellable Cards (not as a result of NBO fault) shall be returned to NBO at Customer expense and each Card shall incur a fee of [ * * * ]

10. CREDIT/DEBIT CARD FEES.

Customer shall reimburse NBO for all credit/debit card fees, transaction fees, and merchant processing fees at a rate of [ * * * ] of all Card purchase transactions. Said fees are payable within thirty (30) days following Customer receipt of invoice from NBO. This fee covers the actual transaction cost as well as other related NBO expenses such as costs of accounting for and processing of credit/debit cards, related credit/debit card charge back expenses, duplicate reports, research, special processing fees, etc. NBO reserves the right to review Customer transaction fees annually and in doing so, also reserves the right to adjust this rate as necessary. Customer may not process Telephone Orders or Mail Orders through the CTU. The above rate applies to card present transaction rates, and additional fees will apply if other transaction types are processed through the CTU.

11. CONSUMER CONVENIENCE FEES.

Customer and NBO agree to the following Convenience Fee and Revenue Sharing, structure, to be charged at the time of sale. (Customer may waive Convenience Fee for sales at the Property):

        a.        [ * * * ]

        b.        Revenue Share on Consumer Convenience Fees:

[ * * *]

12. FULFILLMENT SHIPPING CHARGES.

Competitive Shipping and Handling fees associated with Internet and Call Center orders will be charged to Consumers. NBO shall set the rates and will notify Customer of rate changes subject to Customer approval, which shall not be unreasonably withheld. As of the date of this contract, the following shipping methods and rates are offered:

US Mail:[ * * *

Federal Express Saver: [ * * * ]

Federal Express 2"d Day: [ * * * ]

Federal Express Overnight: [ * * * ]

13. TERMINATION FEES.

If Customer terminates this Agreement prior to the end of the Term, other than NBO default per paragraph 5 (b) of this Agreement, Customer agrees to pay NBO the following early termination fees:

        a.        Any equipment or System hardware not owned by Customer will incur a fee of [ * * * ] per System per month for each month remaining on the initial term of the Contract Services Agreement. In addition, Customer will pay NBO any expenses incurred by NBO for items such as, but not limited to, production cost of the Cards, warehousing of Cards, Shipping and Handling of Cards, unused Marketing collateral material, etc. Said fees shall be calculated as the number of unused Cards produced for Customer multiplied by [ * * * ] per unused Card. All Termination fees are to be paid to NBO no later than 30 days after the Property has removed the System due to early Termination of the Agreement, and will incur a penalty of [ * * * ] annualized interest per month until paid in full.

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14. REPORTING FEES.

If Customer requests any additional reports of any kind, other than those described in 2(j) of this Agreement, the reports will be made available to Customer at a reasonable cost to be agreed upon at the time of the request. If Customer requests such additional reports, NBO will provide its best efforts to fulfill the request as quickly and efficiently as reasonably possible. Customer must pay all reasonable associated reporting expenses incurred by NBO upon receipt of invoice from NBO.

15. SAS NO. 70 COMPLIANCE.

NBO hereby represents and warrants to Customer that it shall deliver to Customer annually within ninety (90) days following the end of NBO's fiscal year, currently March 31, a SAS No. 70 report. Notwithstanding anything to the contrary set forth herein, NBO shall pay all fees incurred in connection with complying with and issuing said SAS No. 70 report as stated herein. Customer shall pay all reasonable fees, to be mutually agreed upon by the Parties, incurred in connection with NBO issuing an SAS No. 70 report requested by Customer outside the normal, annual report provided by NBO as represented herein.

16. CUSTOMER AUDIT RIGHT.

Customer shall have the right, at any time upon delivery of [ * * * ] prior written notice of such election, to audit N80/Customer statements pertaining to the Mall Gift Card Program as defined in this Agreement. Such audit shall take place at NBO headquarters in Salt Lake City, Utah at Customer expense. In the event such an audit discloses an overstatement of the actual amounts charged to Customer by NBO, NBO shall immediately pay Customer all such excess amounts together with interest thereon at [ * * * ] per annum. In the event such overstatement is greater than [ * * * ] of the actual amount of allowable fees per the terms of this Agreement, NBO shall reimburse Customer for the reasonable costs of such audit. In the event such an audit discloses an understatement of the actual amounts charged to Customer by NBO, Customer shall immediately pay NBO all such shortage amounts together with interest thereon at [ * * * ] per annum.

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ADDENDUM B

BANKING TERMS - VISA PLATFORM

ATTACHED TO AND FORMING A PART OF THE CONTRACT SERVICES AGREEMENT DATED AS OF THE EFFECTIVE DATE FIRST REFERENCED HEREIN BY AND BETWEEN NBO SYSTEMS, INC. ("NBO") AND GLIMCHER PROPERTIES LIMITED PARTNERSHIP , ("CUSTOMER").

The following described procedures will be implemented with ,the financial institutions after the Agreement is signed by both parties and prior to the issuance of any Mall Gift Cards by NBO.

        1.        Depository Account. NBO shall establish a joint bank account with the Customer (the "Depository Account") at a bank at or near the Property (the "Local Bank") for the deposit of all receipts, whether cash, check, proceeds of credit card or debit card transactions, or other receipts from the sale of Mall Gift Cards at the Property. The funds deposited into the Depository Account shall be used for transfer of funds to accounts described below, refunds on credit/debit card sales, charge backs on credit/debit card sales, checks returned by the bank, charges imposed by the Local Bank in connection with the Depository Account, and merchant charges associated with the credit/debit card sales. NBO shall transfer amounts deposited to the Depository Account (except for established reserves to cover other items to be disbursed from the Depository Account) on a regular basis. NBO will pay for this account. Customer will be invoiced for any special processing or bank fees for returned items related to this account.

        2.        Required Accounts. NBO shall establish any and all other bank accounts required to operate the Gift Card Program. Funds in said bank accounts shall be used for outstanding Card liability, distribution of Admin Fee and Expiration Fee revenue, and all other fees and income earned by NBO per this Agreement. Funds shall not be commingled with NBO operating funds.

        3.        Account Funds. Except for funds which are earned by NBO in the form of Admin Fees, Expiration Fees, Breakage, Estimated Breakage, Account fees, interest, dividends and other income as set forth herein, all funds held in the accounts established in this Addendum B shall be held for the benefit of consumers and the merchants who are entitled to payment in connection with the use of Mall Gift Cards. Funds are not the property of Customer and shall be paid to NBO, the Consumer, or Merchants, as applicable, and upon redemption.

        4.        Fees and Interest. All fees charged by the banks associated with the accounts in Item 2 above [ * * * ] All income, interest, dividends, and other amounts earned on all of the accounts described above shall be the sole property of NBO and will be distributed to NBO regularly. NBO shall receive Administration fees and Expiration revenue as described in Addendum A, Item 9.

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